Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report dated October 19, 2011, relating to the consolidated financial statements of OncoSec Medical Incorporated and Subsidiary (which report includes an explanatory paragraph relating to the uncertainty of the Company’s ability to continue as a going concern) as of and for the year ended July 31, 2011 and for the period from inception (February 8, 2008) to July 31, 2011, included in or made a part of this Amendment No. 1 to this Registration Statement No. 333-179146 on Form S-1/A. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of said Registration Statement.

/s/ Mayer Hoffman McCann P.C.

MAYER HOFFMAN MCCANN P.C.

San Diego, California

March 12, 2012